Exhibit 2.1

                             2006 Memo of Purchasing

Party A: Shenzhen Yi Si Qi Electronic Co., Ltd
Party B: Shenzhen E'Jenie Science and Technology Co., Ltd

Both parties have been working under good relationship. This is the 2006 Memo of Purchasing.

         1. Party A plans to purchase the products from Party B for a value of 20 million RMB, ($2.48 million USD) ($1.00 USD= 8.07
                  RMB) in 2006.
         2.       The products purchased from party A include steel shells,
                  steel caps, aluminum shells and aluminum caps.
         3.       Party B must guarantee the quality of its products and
                  delivery on time to Party A in order not to delay Party A's Production Schedule.
         4. Party B must implement the quality control based on Party A's Product Designs of its orders.
         5. Both Parties, during the production procedure, all related departments must communicate as necessary, in order to guarantee the quality and delivery time.
         6. Both Parties must establish the efficient communication channel, and share the information in the fields of marketing, products, engineering, and new technologies.

         Party A:

         Ming Li
         Shenzhen Yin Si Qi Electronic Co., Ltd. (Seal )

         Party B:

         ZuYen Xu
         Shenzhen E'Jenie Science and Technology Co., Ltd. (Seal)